Exhibit 1

COMPANHIA ENERGÉTICA DE MINAS GERAIS – CEMIG

Below are the original by-laws of Cemig approved by the General Meeting held for formation of the Company, on May 22, 1952,

the minutes of which were filed with the Minas Gerais Commercial Board (JUCEMG) on May 27, 1952, under No. 57386,

as amended by all the General Meetings of Stockholders held for the purpose of altering the Bylaws, up to and including the most recent Extraordinary General Meeting of Stockholders, opened on June 14, 2016 and concluded on June 17, 2016.

The minutes of this most recent meeting were filed with JUCEMG on July 27, 2016, under No. 5804055.

B Y L A W S

CHAPTER I

Name, constitution, objects, head office and duration

Clause 1	Companhia Energética de Minas Gerais – Cemig, constituted on May 22, 1952 as a corporation with mixed private and public sector stockholdings, is governed by these Bylaws and by the applicable legislation, and its objects are:

–	to operate in the various fields of energy, from whatever source, with a view to economic and commercial operation;

–	to provide consultancy services within its field of operation to companies in and outside Brazil; and to carry out activities directly or indirectly related to its objects, including the development and commercial operation of telecommunication and information systems, to build, operate and commercially operate systems of generation, transmission, distribution and sale of electricity, and related services;

–	to operate in the various fields of energy, from whatever source, with a view to economic and commercial operation; to provide consultancy services, within its field of operation, to companies in and outside Brazil; and

–	to carry out activities directly or indirectly related to its objects, including development and commercial operation of telecommunication and information systems.

§1	The activities specified in this Clause may be exercised directly by Cemig or, as intermediary, by companies constituted by it or in which it may hold a majority or minority stockholding interest, upon decision by the Board of Directors, under State Laws 828 of December 14, 1951, 8655 of September 18, 1984, 15290 of August 4, 2004 and 18695 of January 5, 2010.

§2	No subsidiary of Cemig, wholly-owned or otherwise, may take any action which might affect the condition of the State of Minas Gerais as controlling stockholder of the Company, in the terms of the Constitution of the State of Minas Gerais and the legislation from time to time in force.

§3	Since the Company’s securities are traded in the special listing segment referred to as Level 1 Corporate Governance of the BM&FBovespa Stock, Commodities and Futures Exchange, the Company, its stockholders, Managers and members of its Audit Board are subject to the provisions of the BM&FBovespa Level 1 Differentiated Corporate Governance Practice Regulations.

Clause 2	The Company shall have its head office and management in Belo Horizonte, capital city of the state of Minas Gerais, Brazil, and may open offices, representations or any other establishments in or outside Brazil, upon authorization by the Executive Board.

Clause 3	The Company shall have indeterminate duration.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER II

Capital and shares

Clause 4	The share capital of the Company is R$ 6,294,208,270.00, (six billion two hundred ninety four million two hundred eight thousand two hundred seventy Reais), represented by:

a)	420,764,708 (four hundred twenty million seven hundred sixty four thousand seven hundred eight) nominal common shares each with nominal value of R$ 5.00; and

b)	838,076,946 (eight hundred thirty eight million seventy six thousand nine hundred forty six) nominal preferred shares, each with nominal value of R$ 5.00

§1	The right to vote shall be reserved exclusively for the common shares, and each common share shall have the right to one vote in decisions of the General Meeting of Stockholders.

Clause 5	The preferred shares shall have right of preference in the event of reimbursement of shares and shall have the right to a minimum annual dividend of the greater of the following amounts:

a)	10% (ten percent) of their nominal value;

b)	3% (three percent) of the value of the stockholders’ equity corresponding to the shares.

Clause 6	The common shares and the preferred shares shall have equal rights to distribution of bonuses and stock dividends.

§1	Capitalization of monetary adjustment to the value of the registered capital shall require a decision by the General Meeting of Stockholders, but shall be mandatory when the limit specified in Article 297 of Law 6404 of December 15, 1976 is reached.

Clause 7	In business years in which the Company does not obtain sufficient profit to pay dividends to its stockholders, the State of Minas Gerais shall guarantee to the shares issued by the Company up to August 5, 2004 and held by individual persons a minimum dividend of 6% (six percent) per year, in accordance with Clause 9 of State Law 828 of December 14, 1951, and State Law 15290 of August 4, 2004.

Clause 8	The State of Minas Gerais shall at all times obligatorily be the owner of the majority of the shares carrying the right to vote, and all its capital shall be subscribed in accordance with the legislation from time to time in force. The capital subscribed by other parties, whether individuals or legal entities, shall be paid in as specified by the General Meeting of Stockholders which decides on the subject

§1	The Executive Board may, in order to obey a decision by a General Meeting of Stockholders, suspend the services of transfer and registry of shares, subject to the legislation from time to time in force.

§2	The stockholders shall have the right of preference in subscription of increases of capital and in the issue of the Company’s securities, in accordance with the applicable legislation. There shall, however, be no right of preference when the increase in the registered capital is paid with funds arising from tax incentive systems, subject to the terms of §1 of Article 172 of Law 6404 of December 15, 1976.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER III

The General Meeting of Stockholders

Clause 9	The General Meeting of Stockholders shall be held, ordinarily, within the first 4 (four) months of the year, for the purposes specified by law, and extraordinarily whenever necessary, and shall be called with minimum advance notice of 15 (fifteen) days, and the relevant provisions of law shall be obeyed in its convocation, opening and decisions.

§1	Stockholders may be represented in General Meetings of Stockholders in the manner specified in Article 126 of Law 6404, as amended, by showing at the time of the meeting, or by previously depositing at the Company’s head office, proof of ownership of the shares, issued by the depositary financial institution, accompanied by the proxy’s identity document and a power of attorney with specific powers.

Clause 10	Ordinary or extraordinary General Meetings of Stockholders shall be chaired by a stockholder elected by the Meeting from among those present, who shall choose one or more secretaries.

CHAPTER IV

Management of the Company

Clause 11	The management of the Company shall be exercised by a Board of Directors and an Executive Board.

§1	The structure and composition of the Board of Directors and the Executive Board of the Company shall be identical in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., with the following exceptions: only the wholly-owned subsidiary Cemig Distribuição S.A. shall have a Chief Distribution and Sales Officer; and only the wholly-owned subsidiary Cemig Geração e Transmissão S.A. shall have a Chief Generation and Transmission Officer.

§2	Appointments to positions on the Boards of Directors of the Company’s subsidiary or affiliated companies, the filling of which is the competency of the Company, shall be made as determined by the Board of Directors.

§3	Positions on the support committees to the Boards of Directors of the subsidiaries and affiliated companies, the filling of which is the competency of the Company, shall be filled by Members of the Boards of Directors of the respective subsidiaries or affiliated companies. The Chief Business Development Officer shall always be appointed as one of the members of such committees, and shall always act in shared activity with the Chief Finance and Investor Relations Officer or any other Chief Officer.

§4	The Board of Directors and the Executive Board, in the management of the company and of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., and of the other subsidiaries or affiliates and of the consortia in which those subsidiaries have direct or indirect holdings, shall obey the provisions of the Company’s Long-Term Strategic Plan, especially the dividend policy therein contained, as approved by the Board of Directors.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§5	The Long-Term Strategic Plan shall contain the long-term strategic planning and fundamentals, and the targets, objectives and results to be pursued and attained by the Company and its dividend policy, and shall obey the commitments and requirements specified in § 7 below.

§6	The Long-Term Strategic Plan shall be revised annually by the Executive Board and approved by the Board of Directors and shall be reflected in all the plans, forecasts, activities, strategies, capital expenditure and expenses of the Company and its subsidiaries and affiliates, and the consortia in which it directly or indirectly participates, including the Company’s Multi-year Strategic Implementation Plan and the Annual Budget, which shall be approved by the Board of Directors.

§7	In its management of the Company and in the exercise of the right to vote in the wholly-owned subsidiaries, subsidiaries, affiliated companies and consortia, the Board of Directors and the Executive Board shall faithfully obey and comply with the following targets:

a)	to keep the Company’s consolidated indebtedness equal to or less than 2 (two) times the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

b)	to keep the consolidated ratio of (Net debt) / (Net debt + Stockholders’ equity) to a maximum of 40% (forty per cent);

c)	to limit the consolidated balance of funds recorded in Current assets, for the purposes of Clause 30 of these Bylaws or otherwise, to the equivalent of a maximum of 5% (five per cent) of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

d)	to limit the consolidated amount of funds spent on capital investment and/or the acquisition of any assets, in each business year, to the equivalent of a maximum of 40% (forty per cent) of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

e)	to invest only in distribution, generation and transmission projects that offer real minimum internal rates of return equal to or greater than those specified in the Long-term Strategic Plan, subject to the legal obligations;

f)	to limit expenses of the wholly-owned subsidiary Cemig Distribuição S.A. (Cemig D), and of any subsidiary which operates in distribution of electricity, to amounts not greater than the amounts recognized in the tariff adjustments and reviews;

g)	to maintain the revenues of the wholly-owned subsidiary Cemig Distribuição S.A. and of any subsidiary which operates in distribution at the amounts recognized in the tariff adjustments and reviews.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§8	The targets specified in §7 above shall be calculated on the consolidated basis, taking into account the Company and its permanent investments in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., subsidiaries, affiliated companies and consortia.

§9	The targets established in Sub-clauses ‘a’, ‘b’, ‘c’ and ‘d’ of §7 above may be exceeded for reasons related to temporarily prevailing conditions, upon justification by grounds and prior specific approval by the Board of Directors, up to the following limits:

a)	consolidated indebtedness not to exceed 2.5 (two and a half) times Ebitda (Earnings before interest, taxes, depreciation and amortization);

b)	the consolidated ratio of (Net debt) / (Net debt + Stockholders’ equity) not to exceed 50% (fifty per cent);

c)	the consolidated balance of funds recorded in Current assets, for the purposes of Clause 30 of these Bylaws or otherwise, not to exceed 10% (ten per cent) of Ebitda (Earnings before interest, taxes, depreciation and amortization); and

d)	the consolidated amount of funds spent on capital investment and/or the acquisition of any assets not to exceed the equivalent of 65% (sixty five per cent) of Ebitda (Earnings before interest, taxes, depreciation and amortization) in the business year 2006, and not to exceed the equivalent of 55% (fifty five per cent) of Ebitda in 2007.

Section I

The Board of Directors

Clause 12	The Company’s Board of Directors shall be made up of 15 (fifteen) members and an equal number of substitute members. One of the members shall be its Chairman and another its Vice-Chairman, and all shall be elected for the same concurrent period of office of 2 (two) years, may be dismissed at any time by the General Meeting of Stockholders, and may be reelected

§1	The substitute members shall substitute the respective members of the Board if the latter are absent or impeded from exercising their functions and, in the event of a vacancy, shall do so until the related replacement.

§2	The global or individual amount of the remuneration of the Board of Directors shall be set by the General Meeting of Stockholders, in accordance with the legislation from time to time in force.

§3	The minority stockholders of common shares, and the holders of the preferred shares, both have the right to elect one member of the Board of Directors, in separate votes, in accordance with the legislation.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§4	The Boards of Directors of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A. shall, obligatorily, be made up of the members and substitute members elected to the Board of Directors of the Company.

§5	The posts of Chairman of the Board of Directors and Chief Executive Officer of the Company may not be held by the same person.

§6	The members of the Board of Directors shall not take office unless they have previously signed the Managers’ Consent Undertaking, as specified in the Level 1 Regulations of the BM&FBovespa, and are also compliant with the applicable legal requirements.

Clause 13	In the event of a vacancy on the Board of Directors, the first subsequent General Meeting of Stockholders shall elect a new member, for the period of office which was remaining to the previous member.

§1	In this event, if the previous Board member was elected by a minority, the new member shall be elected by the same minority.

Clause 14	The Board of Directors shall meet ordinarily once a month, to analyze the results of the Company and its subsidiaries and affiliated companies, and to decide on other matters included on the agenda in accordance with its internal regulations. It shall also meet extraordinarily, on convocation by its Chairman, or by its Vice-Chairman, or by one-third of its members, or when requested by the Executive Board.

§1	The meetings of the Board of Directors shall be called by its Chairman or its Vice-Chairman, by written advice sent with 5 (five) business days’ notice, containing the agenda to be discussed. Meetings of the Board of Directors called on the basis of urgency may be called by its Chairman without being subject to the above-mentioned period provided that the other members of the Board are unequivocally aware of the convocation.

§2	Decisions of the Board of Directors shall be taken by the majority of the votes of the Board Members present, and in the event of a tie the Chairman shall have the casting vote.

Clause 15	The Chairman of the Board of Directors has the competency to grant leave to the Board’s members, and the other members of the Board have the competency to grant leave to the Chairman.

Clause 16	The Chairman and Vice-Chairman of the Board of Directors shall be chosen by the members of that Board, at the first meeting of the Board of Directors that takes place after the election of its members, and the Vice-Chairman shall take the place of the Chairman when the Chairman is absent or impeded from exercising his functions.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

Clause 17	The Board of Directors shall have the following functions and duties:

a)	to set the general orientation of the Company’s business;

b)	to elect or dismiss the Executive Officers of the Company, subject to these Bylaws;

c)	to decide, prior to the Company entering into them, on contracts between the Company and any of its stockholders, or any company that controls any such stockholder, or is controlled, individually or jointly, by any such stockholder.

d)	to decide, upon a proposal put forward by the Executive Board, on disposal or placement of a charge upon any of the Company’s property, plant or equipment, and on the giving by the Company of any guarantee to any third party of which the individual value is greater than or equal to R$ 14,000,000.00 (fourteen million Reais);

e)	to decide, upon a proposal put forward by the Executive Board, on the Company’s investment projects, signing of contracts and other legal transactions, contracting of loans or financings, or the constitution of any obligations in the name of the Company which, individually or jointly, have value of R$ 14,000,000.00 (fourteen million Reais) or more, including injections of capital into wholly-owned or other subsidiaries or affiliated companies or the consortia in which the Company participates;

f)	to call the General Meeting of Stockholders;

g)	to monitor and inspect the management by the Executive Board: the Board of Directors may, at any time, examine the books and papers of the Company, and request information on contracts entered into or in the process of being entered into, and on any other administrative facts or acts which it deems to be of interest to it;

h)	to give a prior opinion on the report of management and the accounts of the Executive Board of the Company;

i)	to choose and to dismiss the Company’s auditors, from among companies with international reputation authorized by the Securities Commission (CVM) to audit listed companies;

j)	to authorize, upon a proposal by the Executive Board, commencement of administrative tender proceedings, and proceedings for dispensation from or non-requirement of tender, and the corresponding contracts, for amounts of R$ 14,000,000.00 (fourteen million Reais) or more;

k)	to authorize, upon a proposal put forward by the Executive Board, filing of legal actions, or administrative proceedings, or entering into court or out-of-court settlements, for amounts of R$ 14,000,000.00 (fourteen million Reais) or more;

l)	to authorize the issue of securities, in the domestic or external markets, for the raising of funding, in the form of debentures, promissory notes, medium-term notes and other instruments;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

m)	to approve the Company’s Long-Term Strategic Plan, the Multi-year Strategic Implementation Plan, and the Annual Budget, and alterations and revisions to them;

n)	annually, to set the directives and establish the limits, including financial limits, for spending on personnel, including concession of benefits and collective employment agreements, subject to the competency of the General Meeting of Stockholders and the Annual Budget approved;

o)	to authorize the exercise of the right of preference and rights under stockholders’ agreements or voting agreements in wholly-owned or other subsidiaries, affiliated companies and the consortia in which the Company participates, except in the cases of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the General Meeting of Stockholders has the competency for decision on these matters;

p)	to approve the declarations of vote in the General Meetings of Stockholders, and the orientations for voting in the meetings of the boards of directors, of the subsidiaries, affiliated companies and the consortia in which the Company participates, when participation in the capital of other companies or consortia is involved, and the decisions must, in any event and not only in matters relating to participation in the capital of other companies or consortia, obey the provisions of these Bylaws, the Long-term Strategic Plan and the Multi-year Strategic Implementation Plan;

q)	to approve the constitution of, and participation in the equity of, any company, undertaking or consortium;

r)	to approve the institution of committees, in accordance with its Internal Regulations, and each respective committee shall, prior to the decision by the Board of Directors, give its opinion, which shall not be binding: (i) on the matters over which competence is attributed to it by the Internal Regulations; and (ii) in relation to any matter whenever requested by at least 2/3 (two thirds) of the members of the Board of Directors, or the whole number of Members of the Board immediately below the number resulting from that quotient in the event that it is not a whole number;

s)	to authorize provisions in the Company’s accounts, in amounts of R$ 14,000,000.00 (fourteen million Reais) or more, upon proposal by the Executive Board; and

t)	to manage and direct the activities of internal auditing.

§1	The Board of Directors, by specific resolutions, may delegate to the Executive Board the power to authorize entering into contracts for sales of electricity or for provision of distribution or transmission services, in accordance with the legislation.

§2	The financial limits for decision by the Board of Directors shall be adjusted, in January of each year, by the IGP-M (General Market Price) inflation index, published by the Getúlio Vargas Foundation.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

Section II

The Executive Board

Clause 18	The Executive Board shall be made up of the following 11 (eleven) Executive Officers, who may be stockholders, resident in Brazil, elected by the Board of Directors:

Chief Executive Officer;

Deputy Chief Executive Officer;

Chief Finance and Investor Relations Officer;

Chief Corporate Management Officer;

Chief Distribution and Sales Officer;

Chief Trading Officer;

Chief Business Development Officer;

Chief Generation and Transmission Officer;

Chief Officer for Human Relations and Resources:

Chief Counsel; and

Chief Institutional Relations and Communication Officer.

§1	The period of office of the Executive Officers shall be 3 (three) years, and re-election is permitted. The Executive Officers shall remain in their posts until their duly elected successors take office. The members of the Board of Directors shall not take office unless they have previously signed the Managers’ Consent Undertaking, as specified in the Level 1 Regulations of the BM&FBovespa, and are also compliant with the applicable legal requirements.

§2	The global or individual amount of the remuneration of the Executive Board, including benefits of any type, shall be set by the General Meeting of Stockholders, in accordance with the legislation from time to time in force.

§3	The Executive Officers shall exercise their positions as full-time occupations in exclusive dedication to the service of the Company. They may at the same time exercise non-remunerated positions in the management of the Company’s wholly-owned or other subsidiaries or affiliated companies, at the option of the Board of Directors. They shall, however, obligatorily hold and exercise the corresponding positions in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A.

§4	Executive Officers who are not employees shall have the right to an annual period of not more than 30 (thirty) days’ remunerated leave. This leave may not be accumulated, and its remuneration shall be augmented by one-third of the monthly remuneration currently in effect. This leave shall be granted to them by the Chief Executive Officer; the leave of the Chief Executive Officer shall be granted by the Board of Directors.

Clause 19	In the event of absence, leave, resignation or vacancy of the post of the Chief Executive Officer, this post shall be exercised by the Deputy Chief Executive Officer, for whatever period the absence or leave may last, and, in the case of the post being vacant, or of prevention of its exercise, or of resignation, until the post is filled by the Board of Directors.

§1	In the event of absence, leave, resignation or vacancy of the post of any of the other members of the Executive Board, the Executive Board may, by approval of a majority of its members, attribute the exercise of the respective functions to another Executive Officer, for as long as the period of absence or leave lasts, or, in the event of vacancy, impediment or resignation, until the post is filled by the Board of Directors.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§2	The Chief Executive Officer or member of the Executive Board elected in the way described in this clause shall hold the position for the time which remains of the period of office of the Executive Officer who is substituted.

Clause 20	The Executive Board shall meet, ordinarily, at least 2 (two) times per month and, extraordinarily, whenever called by the Chief Executive Officer or by 2 (two) Executive Officers with prior notice of at least 2 (two) days, but this notice is not required if all the Executive Officers are present. Unless stated to the contrary in these Bylaws, the decisions of the Executive Board shall be taken by a vote of the majority of its members, and in the event of a tie the Chief Executive Officer shall have a casting vote and the Board of Directors must be advised that the casting vote has been used.

Clause 21	The Executive Board is responsible for the current management of the Company’s business, subject to the obligation to obey the Long-Term Strategic Plan, the Multi-year Strategic Implementation Plan and the Annual Budget, prepared and approved in accordance with these Bylaws.

§1	The Company’s Multi-year Strategic Implementation Plan shall reflect the Company’s Long-Term Strategic Plan and contain the plans and projections for a period of 5 (five) financial years, and must be updated at least once a year, and shall deal in detail with the following subjects, among others:

a)	the Company’s strategies and actions, including any project related to its objects;

b)	new investments and business opportunities, including those of the Company’s wholly-owned and other subsidiaries, and affiliated companies, and of the consortia in which it participates;

c)	the amounts to be invested or in any other way contributed from the Company’s own funds or funds of third parties; and

d)	the rates of return and profits to be obtained or generated by the Company.

§2	The Annual Budget shall reflect the Company’s Multi-year Strategic Implementation Plan and, consequently, the Long-Term Strategic Plan, and must give details of the operational revenue and expenses, the costs and capital expenditure, the cash flow, the amount to be allocated to the payment of dividends, investments of cash from the Company’s own funds or from funds of third parties, and any other data that the Executive Board considers to be necessary.

§3	The Company’s Multi-year Strategic Implementation Plan and the Annual Budget shall be prepared and updated annually, by the end of each business year, to be in effect in the following business year. They shall be prepared under the coordination of the Chief Executive Officer and the Chief Finance and Investor Relations Officer, respectively, and, in relation to the affiliates and subsidiaries, jointly with the Chief Business Development Officer, and at all times, in all aspects, with the participation of all the Chief Officer’s Departments. The Multi-Year Strategic Implementation Plan and the Annual Budget shall be submitted to examination by the Executive Board and, subsequently, to approval by the Board of Directors.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

§4	The following matters shall require a decision by the Executive Board:

a)	approval of the plan of organization of the Company and issuance of the corresponding rules and any changes to them;

b)	examination, and submission to the Board of Directors, for approval, of the Company’s Multi-year Strategic Implementation Plan, and revisions of it, including timetables, amount and allocation of the capital expenditure specified in it;

c)	examination, and submission to the Board of Directors, for approval, of the Annual Budget, which must reflect the Multi-year Strategic Implementation Plan at the time in force, and revisions of it;

d)	decision on reallocation of investments or expenditure specified in the Annual Budget which amount, individually or in aggregate, in a single financial year, to less than R$ 14,000,000.00 (fourteen million Reais), with consequent adaptation of the targets approved, obeying the multi-year Strategic Implementation Plan and the Annual Budget;

e)	approval of disposal of, or placement of a charge upon, any of the Company’s property, plant or equipment, and/or giving of guarantees to third parties, in amounts less than R$ 14,000,000.00 (fourteen million Reais);

f)	authorization of the Company’s capital expenditure projects, signing of agreements and legal transactions in general, contracting of loans and financings and the creation of any obligation in the name of the Company, based on the Annual Budget approved, which individually or in aggregate have values less than R$ 14,000,000.00 (fourteen million Reais), including injection of capital into wholly-owned or other subsidiaries, affiliated companies, and the consortia in which the Company participates, subject to the provisions of Sub-clause ‘o’ of Sub-item IV of Clause 22;

g)	approval, upon proposal by the Chief Executive Officer, prepared jointly with the Chief Business Development Officer and the Chief Finance and Investor Relations Officer, of the statements of vote in the General Meetings of the wholly-owned and other subsidiaries, affiliated companies and in the consortia in which the Company participates, except in the case of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the competency to decide on these matters shall be that of the General Meeting of Stockholders, and decisions must obey the provisions of these Bylaws, the decisions of the Board of Directors, the Long-term Strategic Plan and the Multi-year Strategic Implementation Plan;

h)	authorization to open administrative tender proceedings and proceedings for exemption from or non-requirement for tender, and the corresponding contracts, in amounts of R$ 2,800,000.00 (two million eight hundred thousand Reais) or more and less than R$ 14,000,000.00 (fourteen million Reais);

i)	authorization to file legal actions and administrative proceedings, and to enter into Court and out-of-court settlements, for amounts less than R$ 14,000,000.00 (fourteen million Reais);

j)	authorization of the provisions in the Company’s accounts of less than R$ 14,000,000 (fourteen million Reais), upon proposal by the Chief Finance and Investor Relations Officer;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

k)	approval of the nominations of employees to hold management posts in the Company, upon proposal by the Chief Officer concerned, subject to the provisions of Sub-clause ‘h’ of Sub-item I of Clause 22;

l)	authorization of expenditure on personnel expenses and collective employment agreements, subject to the competency of the General Meeting of Stockholders, the directives and limits approved by the Board of Directors and the Annual Budget approved; and

m)	examination of and decision on the contracting of external consultants, when requested by the office of any Chief Officer’s Department, subject to the provisions of Clause 17, Sub-clause “j’, and Clause 21, §4, Sub-clause ‘h’.

§5	Actions necessary for the regular functioning of the Company, entering into contracts, and other legal transactions shall be carried out by the Chief Executive Officer, jointly with one Executive Officer, or by a person holding a valid power of attorney.

§6	Powers of attorney must be granted by the Chief Executive Officer, jointly with one Executive Officer, except for the power described in Sub-clause ‘c’ of Sub-item I of Clause 22, for which only the signature of the Chief Executive Officer is required.

§7	The financial limits applying to decisions by the Executive Board shall be adjusted, in January of each year, by the IGP-M (General Market Price) inflation index, published by the Getúlio Vargas Foundation.

Clause 22	Subject to the provisions of the previous clauses, the following are the functions and powers attributed to the members of the Executive Board:

I	To the Chief Executive Officer:

a)	to oversee and direct the work of the Company;

b)	to coordinate the preparation, consolidation and implementation of the Company’s Multi-year Strategic Implementation Plan: in the case of the affiliated companies and jointly-controlled subsidiaries, jointly with the Chief Business Development Officer; and in both cases with the participation of the other Chief Officers of the Company;

c)	to represent the Company in the Courts, on the plaintiff or defendant side;

d)	to sign, jointly with one Chief Officer, documents which bind the Company;

e)	to present the annual report on the Company’s business to the Board of Directors and to the Ordinary General Meeting of Stockholders;

f)	to hire and dismiss employees of the Company;

g)	to manage and direct the Corporate Executive Office, and activities of strategic planning;

h)	to propose to the Executive Board, for approval, jointly with the Chief Officer to whom the employee is linked, nominations for management positions in the Company; and

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

i)	to propose the appointments to positions of Management and positions on the Audit Boards of the wholly-owned subsidiaries, and of Fundação Forluminas de Seguridade Social – Forluz, after hearing the Chief Finance and Investor Relations Officer; and of the Company’s subsidiaries and affiliated companies and of the consortia in which the Company participates, after hearing the Chief Business Development Officer, except in the case of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the provisions of §4 of Clause 12 and §3 of Clause 18 of these Bylaws prevail;

II	To the Deputy Chief Executive Officer:

a)	to substitute the Chief Executive Officer if he is absent, on leave, temporarily impeded from exercising his functions, or has resigned or his post is vacant;

b)	to promote improvement of the Company’s social responsibility and sustainability policies;

c)	to set the policies and guidelines for the environment, technological development, alternative energy sources and technical standardization;

d)	to co-ordinate the Company’s strategy for operations activity in relation to social responsibility, the environment, technological processes and strategic management of technology;

e)	to coordinate the putting in place and maintenance of the Company’s quality control systems;

f)	to promote implementation of programs for the Company’s technological development; and

g)	to monitor the management of the plans for compliance with the guidelines for the environment, technology and improvement of quality.

III	To the Chief Finance and Investor Relations Officer:

a)	to make available the financial resources necessary for the operation and expansion of the Company, in accordance with an Annual Budget, conducting the processes of contracting of loans and financing, and the related services;

b)	to coordinate the preparation and consolidation of the Company’s Annual Budget: in the case of the affiliated companies and jointly-controlled subsidiaries, jointly with the Chief Business Development Officer; and in both cases with the participation of the other Chief Officers of the Company;

c)	to arrange for economic and financial valuation of the Company’s capital expenditure investment projects, except those that are the responsibility of the Chief Business Development Officer;

d)	to accompany the economic and financial performance of investment projects, according to targets and results approved by the Executive Board and the Board of Directors;

e)	to carry out the accounting of, monitor and control the economic-financial transactions of the Company, including those of its wholly-owned and other subsidiaries;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

f)	to determine the cost of the service and to establish a policy on insurance, as set out in the Company’s Multi-year Strategic Implementation Plan;

g)	to prepare the short-, medium- and long-term financial programming in detail, as specified in the Company’s Multi-year Strategic Implementation Plan and Annual Budget;

h)	to control and supervise the Company’s share capital, and to propose to the Executive Board, for decision or for submission to the Board of Directors or to the General Meeting of Stockholders, subject to the provisions of these Bylaws, the governance policy in relation to the market, and the dividend policy, of the Company and its subsidiaries, and to suggest the same for the affiliated companies;

i)	to coordinate the preparation and negotiation of the tariffs for supply and distribution of electricity, and the revenues from transmission, with the National Electricity Agency, Aneel;

j)	to be responsible for the provision of information to the investing public, to the Securities Commission (CVM) and to the Brazilian and international stock exchanges and over-the-counter markets, and the corresponding regulation and inspection entities, and to keep the Company’s registrations with these institutions updated;

k)	to represent the Company to the CVM, the stock exchanges and other entities of the capital markets;

l)	to arrange for the financial management of the Company and of its wholly-owned and other subsidiaries, and affiliated companies, and of the consortia in which the company participates, within the criteria of good corporate governance and making continual efforts for compliance with their business plans, subject to the provisions of these Bylaws;

m)	to monitor the economic and financial results of the Company’s holdings in the subsidiaries and affiliated companies;

n)	to propose to the Executive Board, for approval or submission to the Board of Directors or to the General Meeting of Stockholders, depending on the competency specified in these Bylaws:

(i)	injections of capital into the wholly-owned subsidiaries; and

(ii)	jointly with the Chief Business Development Officer, injections of capital, exercise of the right of preference, and signing of voting agreements, in the subsidiaries, in the affiliated companies and in the consortia in which the Company participates;

o)	to take part in all negotiations that involve constitution or alteration of corporate documents of any of the companies in which the Company has any equity holding;

p)	to coordinate, jointly with the Chief Business Development Officer, the processes of disposal of stockholding interests held by the Company, subject to the provisions of the legislation and regulations from time to time in force; and

q)	to monitor and evaluate the financial performance of the subsidiaries and affiliates, and of the consortia in which the company participates, and to disseminate it within the Executive Board.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

IV	To the Chief Corporate Management Officer:

a)	to decide, conduct and supervise the Company’s telecommunications and information technology policy;

b)	to plan, put in place and maintain the Company’s telecommunications and information technology systems;

c)	to decide policies and rules on support services such as transport, administrative communication, security guarding, and provision of adequate quality in the workplace for the Company’s personnel;

d)	to provide the Company with infrastructure and administrative support resources and services;

e)	to coordinate the policies, processes and means of property security and security guarding approved by the Company;

f)	to administer the process of acquisition and disposal of materials, equipment and real estate property, contracting of works and services and construction and inspection of works on buildings;

g)	to effect quality control of the material acquired and monitoring of the qualification of contracted service providers;

h)	to administer and control the stock of material, and to arrange for separation and recovery of used material, and sales of excess and unusable material, and scrap;

i)	to arrange for and implement programs to increase, develop and continually improve suppliers of materials and services of interest to the company, alone or in cooperation with other Chief Officers or development agencies or industry associations, in the ambit of the State of Minas Gerais;

j)	to authorize opening of administrative tender proceedings and proceedings for exemption from or non-requirement for tender, and the corresponding contracts, in amounts up to R$ 2,800,000.00 (two million eight hundred thousand Reais);

V	To the Chief Distribution and Sales Officer:

a)	to make continuous efforts on behalf of the quality of supply of energy to consumers that are directly linked to the Company’s distribution system;

b)	to prepare the planning of the Company’s distribution system;

c)	to manage the implementation of the distribution facilities, including preparation and execution of the plan, construction and assembly;

d)	to operate and maintain the electricity distribution system and the associated systems of supervision and remote control;

e)	to manage the Company’s work safety policy within the scope of his/her activities;

f)	to propose and implement the policies for service to consumers served by this Chief Officer’s Department;

g)	to develop programs and actions with captive consumers that have demand lower than 500kW, with a view to the most efficient use of electricity;

h)	to establish commercial relationships with and coordinate the sale of electricity and services to captive consumers with demand lower than 500kW;

i)	to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

j)	to represent the Company in the Brazilian Electricity Distributors’ Association (Abradee) and with other entities of the distribution sector;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

k)	to propose policies and guidelines to ensure the physical security of the distribution facilities, and to manage the asset security of these facilities;

l)	to seek continuous improvement of the processes of operation and maintenance, through the use of new technologies and methods, aiming to improve the quality and reduce the cost of those activities; and

m)	to monitor and evaluate the technical and operational performance of the Company’s wholly-owned subsidiaries, and disseminate this information within the Executive Board.

VI	To the Chief Generation and Transmission Officer:

a)	to make continuous efforts on behalf of the quality of supply of energy to consumers that are directly linked to the Company’s transmission system;

b)	to prepare the planning of generation and transmission;

c)	to operate and maintain the generation and transmission systems and the associated systems of supervision and remote control;

d)	to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

e)	to develop and manage hydro-meteorological activities of interest to the Company;

f)	to manage the operations arising from interconnection of the Company’s electricity transmission system with those of other companies, and the connection of agents to the Company’s basic network;

g)	to represent the Company in relations with the National System Operator (ONS), the Brazilian Electricity Generators’ Association (Abrage) and other entities representing the sectors of electricity generation and transmission;

h)	to manage the Company’s laboratories and central workshops;

i)	to coordinate and put in place projects for refurbishment, modernization, improvement, reactivation and de-activation in the generation and transmission facilities;

j)	to propose and implement measures that aim to ensure the connectivity of the various agents of the electricity sector, linked to the Company’s transmission system;

k)	to propose and implement the policies and guidelines that aim to ensure the physical security of the generation and transmission facilities, and to manage the industrial safety of those facilities;

l)	to manage and promote the Company’s work safety policy within the scope of his/her activities;

m)	to manage and put in place the undertakings for expansion of generation, transmission and co-generation, arranging for planning, construction and assembly, and ensuring the proper physical and financial performance of those undertakings;

n)	to supply technical support to negotiations for making possible the projects for expansion of generation, transmission and co-generation, and to take part in the negotiation of documents of the consortia of entrepreneurs and special-purpose companies; and

o)	to monitor and evaluate the technical and operational performance of the Company’s wholly-owned subsidiaries, and disseminate this information within the Executive Board.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

VII	To the Chief Trading Officer:

a)	to carry out research, studies, analyses and projections on the markets of interest to the Company;

b)	to coordinate the planning and execution of the purchase of electricity to serve the Company’s market and the sale of energy from its own generation sources;

c)	to coordinate the purchase and sale of electricity in its different forms and modalities, including importation, exportation and holdings participation in all the segments of markets specialized in energy;

d)	to coordinate the provision of services of intermediation of business transactions related to the sale of electricity to any authorized agent;

e)	to represent the Company in the Electricity Trading Chamber (CCEE), taking responsibility for the transactions carried out in the ambit of that chamber, and to represent the Company in relations with the other electricity trading entities;

f)	to coordinate the establishment of the prices for purchase and sale of electricity, and to propose them to the Executive Board for approval;

g)	to establish commercial relations with and coordinate the sale of electricity and services to individual consumers, or groups of consumers, served at voltages of 2.3kV or more and contracted demand of 500kW or more, and also business groups;

h)	to identify, measure and manage the risks associated with trading of electricity;

i)	to negotiate and manage the commercial transactions involved in transport and connection for any party accessing the distribution system;

j)	to negotiate and manage the Contracts for Use of the Transmission System with the National System Operator (ONS) and for connection to the Distribution System with transmission companies;

k)	to manage the trading of the Company’s carbon credits, in coordination with the Department of the Chief Business Development Officer; and;

l)	to monitor and evaluate the technical and operational performance of the Company’s wholly-owned subsidiaries, and disseminate this information within the Executive Board.

VIII	To the Chief Business Development Officer:

a)	to arrange for search, analysis and development of new business of the Company in the areas of electricity generation, transmission and distribution, and oil and gas, and in other activities directly or indirectly related to the Company’s objects;

b)	to arrange for technical, economic-financial, and environmental feasibility studies of new business for the Company, in coordination with the Chief Officer’s Departments related to the business area concerned in each case;

c)	to coordinate negotiations and implement partnerships, consortia, specific-purpose companies and other forms of association with public- or private-sector companies necessary for the development of new business, and also the negotiation of contracts and corporate documents of those projects;

d)	to coordinate, jointly with the Chief Executive Officer, the preparation and consolidation of the Company’s Multi-Year Strategic Implementation Plan; and with the Chief Finance and Investor Relations Officer, of the Annual Budget in relation to the affiliated companies and subsidiaries;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

e)	to coordinate the participation of the Company in tender proceedings for obtaining grant of concessions in all the areas of its activity;

f)	to seek, coordinate, evaluate and structure the opportunities for acquisition of new assets in all the sectors and activities directly or indirectly related to the company’s Objects;

g)	to coordinate the Company’s participation in auctions for new business held by any person or legal entity, under public or private law, including regulatory agencies;

h)	to arrange the search for and analysis of business opportunities related to the use of carbon credits, within the ambit of the Company;

i)	to prepare the planning of and the Capital Expenditure Programs for new business in all the sectors and activities directly or indirectly related to the Company’s objects;

j)	to represent the Company in relations with the entities for planning of expansion of the electricity sector in its areas of operation;

k)	to accompany Brazil’s energy planning, within the Company;

l)	to propose to the Executive Board, for approval or submission to the Board of Directors, assumptions for new investments to be made by the Company (IRR, payback, cost of capital, and any other indicators of risk/return that may be necessary);

m)	to propose, jointly with the Chief Finance and Investor Relations Officer, to the Executive Board, for approval or for submission to the Board of Directors or to the General Meeting of Stockholders, depending on the competency specified in these Bylaws, matters relating to injections of capital, exercise of the right of preference and making of voting agreements in the subsidiaries and affiliates and in the consortia in which the company participates;

n)	to coordinate, within the ambit of the Company, negotiations that involve constitution and alteration of stockholding documents of the subsidiaries and affiliates, and of the consortia in which the Company participates;

o)	to monitor and supervise the management and development of the subsidiaries and affiliates, within the criteria of good governance and making efforts at all times for compliance with their business plans, subject to the provisions of these Bylaws;

p)	to coordinate, jointly with the Chief Finance and Investor Relations Officer, processes of disposal of equity interests held by the Company, subject to the provisions of the legislation and regulations from time to time in force;

q)	to monitor and evaluate the technical-operational performance of the subsidiaries and affiliates and of the consortia in which the company participates, and to disseminate it within the Executive Board;

r)	to represent the Company, in the terms of §3 of Clause 11 of these Bylaws, in the support committees to the Boards of Directors of its subsidiaries and affiliates;

s)	to coordinate matters relating to new business and the management of the equity holdings of the Company and of its subsidiaries and affiliates, and of its interests in the consortia in which the company participates, in interaction with the Offices of the other Chief Officers of the Company;

t)	to coordinate, in the name of the Company and its wholly-owned and other subsidiaries, all the activities related to exploration, acquisition, storage, transport, distribution and sale of oil and gas and/or sub-products or by-products, directly or through third parties;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

u)	to propose to the Executive Board guidelines and general rules and plans for operation, prospecting, exploration, acquisition, storage, transport, distribution and sale of activities of the oil and gas business;

v)	to carry out research, analyses and studies of investments and new technologies related to oil and gas and studies and development of business in that sector;

w)	to develop a structure of rules and standardization for projects in the field of oil and gas;

x)	to consolidate the management of the work safety policies of Gasmig and of other specific-purpose companies, in the ambit of the oil and gas activities;

y)	to carry out research, studies, analyses and forecasts of the markets of interest to the Company in the ambit of the oil and gas activities; and

z)	to represent the Company in the various entities that bring together the companies of the oil and gas sector.

IX	To the Chief Officer for Human Relations and Resources:

a)	to ensure the provision of appropriate personnel to the Company;

b)	to decide the Company’s human resources policy and to orient and promote its application;

c)	to coordinate the policies, processes and means of work safety approved by the Company;

d)	to orient and conduct the activities related to organizational studies and their documentation;

e)	to carry out the negotiations of collective work agreements, in accordance with the guidelines and limits approved by the Board of Directors, submitting the proposals negotiated for approval by the Executive Board;

f)	to propose to the Chief Executive Officer, for submission to the Executive Board for approval, from among the employees of the Company and of the other companies involved in the negotiations, appointments of employees to the Union Negotiation Committee, and also the appointment of its coordinator; and

g)	to present to the Executive Board the assessments received from a leadership succession development program, put in place by the Company, for the purpose of giving the Executive Board input for its decisions on appointments of employees to management posts.

X	To the Chief Counsel:

a)	to coordinate the legal activities of the Company, and of its wholly-owned and other subsidiaries, in accordance with Article 116, Sub-clauses ’a’ and ’b’, of Law 6404/1976, comprising:

–	organization and supervision of the legal services of the companies in the areas of litigation and consultation, in all the areas of law;

–	establishment of directive guidelines, issuance of legal orientations and preventive activity in legal matters in the interests of the Companies;

–	adoption of measures aiming for integration and synergy of the legal areas of the Companies;

–	promotion of the defense of the interests of the companies in the Courts and in the administrative sphere; and

–	decision on strategies in law and in case procedure to be adopted by the companies;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

b)	to support the other areas of the Company, and of its wholly-owned and other subsidiaries, in accordance with Article 116, Sub-clauses ’a’ and ’b’, of Law 6404/1976, in legal and juridical matters;

c)	to propose and implement the directive guidelines for contracting of external legal services, coordinating and supervising their execution; and

d)	to coordinate the information relating to the Company’s legal actions, proceedings in the administrative sphere and legal consultancy services; and of those of the Company’s wholly-owned and other subsidiaries, in accordance with Article 116, Sub-clauses ’a’ and ’b’, of Law 6404/1976; and periodically or when requested, to inform the Executive Board and the Board of Directors on the strategy adopted in terms of proceedings and law, and the progress and development of such proceedings.

XI	To the Chief Institutional Relations and Communication Officer:

a)	to coordinate the representation of the Company and of its wholly-owned subsidiaries within the scope of its regulatory attributions in relations with the regulatory agencies, the Mining and Energy Ministry, and forums and associations of the sector;

b)	to coordinate the institutional relationships of the Company and of its wholly-owned subsidiaries, including the principal forums of legislation and development of public policies associated with the electricity sector;

c)	to coordinate the processes of inspection, and notices, originating from the regulatory agencies related to the Company and its wholly-owned subsidiaries, jointly with the Chief Officer’s Departments involved;

d)	to coordinate, based on the Company’s Strategic Planning, the disclosure of institutional and corporate information about the Company and its wholly-owned subsidiaries;

e)	to coordinate the accompaniment of proposals for legislation and regulations, and also the statements of position of the Company and its wholly-owned subsidiaries, jointly with the Chief Officer’s Departments involved;

f)	to coordinate analysis and arrangements made for preparation of regulatory scenarios, ensuring that the impacts on the business of the Company’s wholly-owned subsidiaries are evaluated, to provide supporting input for the Company’s corporate strategic planning;

g)	to coordinate and align the corporate communication actions of the Company and of its wholly-owned subsidiaries to preserve the Company’s culture and values in relations with stockholders, employees, communities, clients, suppliers, government and opinion-formers, also ensuring alignment with the Company’s Strategic Plan;

h)	to coordinate the corporate communication efforts and actions of the Company and of its wholly-owned subsidiaries, aiming to maintain and strengthen the brand and sustain the addition of value in the relationships with the Company’s significant publics in such a way as to ensure a strong and positive reputation;

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

i)	to coordinate actions on defining and implementing the use of the brands of the Company and of its wholly-owned subsidiaries, to guarantee the value and strengthening of the Company;

j)	to coordinate actions relating to preservation of the Memory Project of the Company and of its wholly-owned subsidiaries, making continuous efforts on behalf of the physical collections of the Company and of its wholly-owned subsidiaries;

k)	to coordinate the monitoring, control and disclosure of institutional and corporate information;

l)	to coordinate, in accordance with the directives established by the Board of Directors, the use of funds for cultural projects, especially those of social responsibility, with funds under incentive laws;

m)	to coordinate the disclosure of programs for energy efficiency and other programs directed to needy communities; and

n)	to carry out the function and activities of the Company’s Ombudsman.

§1	The competencies of representation before technical and administrative bodies and associations granted to the Chief Officers under this clause do not exclude the Chief Executive Officer’s competency of representation, nor the need for obedience to the provisions in these Bylaws in relation to prior obtaining of authorizations from the management bodies to contract obligations in the name of the Company.

§2	The competencies to enter into contracts and other legal transactions and for constitution of any obligation in the name of the Company given to the Chief Officers under this Clause do not exclude the competency of the Executive Board and of the Board of Directors, as the case may be, nor the need for obedience to the provisions in these Bylaws in relation to the financial limits and to prior obtaining of authorizations from the management bodies, when required.

§3	As well as the exercise of the attributions set for them in these Bylaws, each Chief Officer’s Department has the competency to ensure the cooperation, assistance and support of the other Chief Officer’s Departments in the areas of their respective competencies, with the aim of success for the Company in its greater objectives and interests.

§4	The projects developed by the Company in the area of the Office of the Chief Business Development Officer, once structured and constituted, must be assumed by the respective Chief Officer’s Departments, which shall be responsible for their construction, execution, operation and sales activity, as specified in these Bylaws.

§5	It is the competency of each Chief Officer, within the area of his/her activity, to arrange for the actions necessary for compliance with and effective implementation of the work safety policies approved by the Company.

§6	The financial limit set by Sub-clause ‘o’ of Item IV of this clause shall be adjusted, in January of each year, by the IGP-M (General Market Price) inflation index, produced by the Getúlio Vargas Foundation.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER V

The Audit Board

Clause 23	The Company’s Audit Board shall function permanently and shall be made up of between 3 (three) and 5 (five) members and their respective substitute members, who shall be elected annually, on the occasion of the General Meeting of Stockholders, and may be re-elected.

§1	The Audit Board shall elect its Chairman from among its members, and the Chairman shall call and chair the meetings.

Clause 24	In the event of resignation, death or impediment, a member of the Audit Board shall be replaced by his or her respective substitute, until the new member is elected, and such member shall be chosen by the same party that appointed the substitute.

Clause 25	The responsibilities and powers of the Audit Board are those set by the Corporate Law, and also, to the extent that they do not conflict with Brazilian legislation, those required by the laws of the country in which the Company’s shares are listed and traded, in accordance with its Regulations;

Clause 26	The remuneration of the members of the Audit Board shall be set by the General Meeting of Stockholders which elects it, in accordance with the legislation from time to time in force.

CHAPTER VI

The business year

Clause 27	The business year shall coincide with the calendar year, closing on 31 December of each year, when the Financial Statements shall be prepared, in accordance with the relevant legislation. Financial statements for periods of six months or interim statements for shorter periods may be prepared.

Clause 28	Before any sharing of the profit, there shall be deducted from the result for the business year, in this order: retained losses, the provision for income tax, the Social Contribution tax on Net Profit and the profit shares of employees and managers.

§1	The net profit ascertained in each business year shall be allocated as follows:

a)	5% (five per cent) to the legal reserve, up to the maximum limit specified by law;

b)	50% (fifty per cent) distributed as mandatory dividend to the stockholders of the Company, subject to the other terms of these Bylaws and the applicable legislation; and

c)	the balance, after the retention specified in a capital expenditure and/or investment budget prepared by the Company’s management, in compliance with the Company’s Long-Term Strategic Plan and the dividend policy contained therein and duly approved, shall be applied in the constitution of a profit reserve for the purpose of distribution of extraordinary dividends, in accordance with Clause 30 of these Bylaws, up to the maximum limit specified by Clause 199 of the Corporate Law.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

Clause 29	The dividends shall be distributed in the following order:

a)	the minimum annual dividend guaranteed to the preferred shares;

b)	the dividend for the common shares, up to a percentage equal to that guaranteed to the preferred shares.

§1	Once the dividends specified in Sub-clauses ‘a’ and ‘b’ of the head paragraph of this clause have been distributed, the preferred shares shall have equality of rights with the common shares in any distribution of additional dividends.

§2	The Board of Directors may declare interim dividends, in the form of interest on equity, to be paid from retained earnings, profit reserves or profits ascertained in six-monthly or interim financial statements.

§3	The amounts paid or credited as Interest on Equity, in accordance with the relevant legislation, shall be imputed as on account of the amounts of the mandatory dividend or of the dividend payable under the Bylaws to the preferred shares, being for all purposes of law a part of the amount of the dividends distributed by the Company.

Clause 30	Without prejudice to the mandatory dividend, every two years, starting from the business year 2005, or more frequently if the Company’s availability of cash so permits, the Company shall use the profit reserve specified in Sub-clause ‘c’ of Clause 28 of these Bylaws for the distribution of extraordinary dividends, up to the limit of cash available, as determined by the Board of Directors, in obedience to the Company’s Long-Term Strategic Plan and the Dividend Policy contained therein.

Clause 31	The dividends declared, mandatory or extraordinary, shall be paid in 2 (two) equal installments, the first by June 30 and the second by December 30 of each year, and the Executive Board shall decide the location and processes of payment, subject to these periods.

§1	Dividends not claimed within a period of 3 (three) years from the date on which they are placed at the disposal of the stockholder shall revert to the benefit of the Company.

Clause 32	The employees have the right to a share in the profits or results of the Company, upon criteria authorized by the Executive Board based on the guidelines approved by the Board of Directors and limits established by the General Meeting of Stockholders, in accordance with the specific legislation.

Clause 33	It is the competency of the General Meeting of Stockholders to set, annually, the limits to sharing by the managers in the profits of the Company, subject to the provisions of §1 of Article 190 of Law 6404 of December 15, 1976.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

CHAPTER VII

Liability of Management

Clause 34	Members of the Company’s management are liable to the Company and to third parties for the actions which they take in the exercise of their functions, as specified by the law and by these Bylaws.

Clause 35	The Company guarantees defense of members of the Board of Directors, the Audit Board and the Executive Board in Court and/or administrative proceedings, on the plaintiff or defendant side, during or after their periods of office, occasioned by events or acts related to the exercise of their specific functions which do not violate the provisions of law or of these Bylaws.

§1	The guarantee given in the head paragraph of this clause also extends to employees who legally carry out actions by delegation from members of the Company’s Management.

§2	The Company may contract third-party liability insurance to cover the expenses of proceedings, fees of counsel and indemnities arising from the legal or administrative proceedings referred to in the head paragraph of this Clause, upon decision by the Board of Directors.

§3	Any member of the Board of Directors or the Audit Board, or any Chief Officer or employee, against whom a court judgment subject to no further appeal is given must reimburse the Company all the costs, expenses and losses caused to it.

As amended by the EGM opened on June 14, 2016 and completed on June 17, 2016.

Cemig Corporate Executive Office (SG), Av. Barbacena 1200, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais, Brazil. Tel.: +55 31 3506-5024

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.